SEPARATION AGREEMENT

     This Separation Agreement (the "Agreement") is made and entered into this 23rd day of February, 2000 (the "Effective Date"), by and between Prime Retail, Inc., a Maryland corporation ("Prime") and the sole general partner of Prime Retail, L.P., a Delaware limited partnership (the "Operating Partnership"), the Operating Partnership (Prime and the Operating Partnership are sometimes hereinafter together referred to as the "Company"), and Abraham Rosenthal, an individual domiciled in the State of Maryland (the "Executive").

                                   Witnesseth

     WHEREAS, Prime, the Operating Partnership and the Executive entered into a Combined Service and Special Distribution and Allocation Agreement on March 19, 1998, effective as of January 1, 1998 (the "Combined Agreement"); and

     WHEREAS, pursuant to the Combined Agreement the Executive is employed by the Company as its Chief Executive Officer and the Executive is a member of Prime's Board of Directors (the "Board"); and

     WHEREAS, the Executive is also employed as an officer, or serving as a director, of certain affiliates and subsidiaries of the Company;

     WHEREAS, the Executive and the Company desire to sever their employment relationship and the Executive's Board membership (including Executive's positions as an officer or director of any affiliate or subsidiary of the Company) on amicable and agreeable terms effective February 23, 2000 (the "Separation Date").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

     1. Separation from Employment. The Executive hereby elects to terminate his employment with the Company (and all affiliates and subsidiaries) without "Good Reason" (as such term is defined in the Combined Agreement) effective as of the Separation Date. The Executive's membership on Prime's Board, and any committee thereof, and the boards of directors, and committees thereof, of all affiliates and subsidiaries of the Company upon which the Executive currently serves, will also terminate as of the Separation Date. The parties hereto waive any advance notice of such termination that may be required under the terms of the Combined Agreement.

     The parties hereto have agreed on a joint public announcement of the Executive's separation, which announcement is attached hereto as Exhibit A. Because the announcement sets forth in detail the parties' understandings in connection with the Executive's separation, the parties hereby agree that, except as required by law, no further announcements or disclosures are warranted. Notwithstanding the foregoing, before any party makes any disclosure about the Executive's separation, the party agrees to notify the other parties hereto, such notice to include a detailed summary of the proposed disclosure. The parties further agree that the termination of their employment relationship is as a result of a joint amicable decision and does not merit any disparaging remarks or comments of any party hereto, and such remarks or comments shall be deemed a breach of this Agreement.

     2. Separation Payments. The Executive is entitled to receive the following payments on account of his separation (collectively, the "Separation Payments"):

     (a) Base Distributions. The Operating Partnership will pay to the Executive all accrued but undistributed amounts of the Base Distribution (as such term is defined in the Combined Agreement) through March 1, 2000. The payment will be made on or prior to March 2, 2000, but in any event following the Revocation Period set forth in Section 15 below;

     (b) Special Distribution. On or prior to March 1, 2000, but in any event following the Revocation Period, the Operating Partnership will make a special distribution (the "Special Distribution") to the Executive or to his designated affiliates equal to the aggregate balance of unpaid principal and interest as of the date of such distribution with respect to that certain Secured Promissory Note of Rosenthal Family LLC dated March 22, 1994 (as modified by that certain Allonge dated January 1, 1996) (the "Note"), which amount totaled $628,927.85 as of December 31, 1999. The Executive hereby agrees that all then outstanding obligations under the Note should automatically accelerate upon the date of such distribution and that the Executive shall cause all such obligations to be paid in full; and

     (c) Severance Distribution. The Operating Partnership will pay to Executive an amount equal to $1,750,000 (the "Severance Distribution"), of which $600,000 shall be payable on the day following the Revocation Period set forth in Section 15 below. The balance shall be paid, without interest, in eighteen (18) equal monthly installments of $63,888.89 payable on the last day of each month (or, in the event such day is not a business day on the next succeeding business day) commencing March 31, 2000.

     All payments made by the Operating  Partnership  pursuant to  subparagraphs
(a) and (c) above shall be treated as "guaranteed payments" within the meaning of Section 707(c) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company agrees that, except to the extent that it would be detrimentally affected, the Operating Partnership will specifically allocate, in accordance with Section 704(c) of the Code, the corresponding deductions that are available to the Operating Partnership as a result of such distributions as guaranteed payments to the Executive to the maximum extent to which the Executive can utilize the same on his individual federal or state income tax returns for any calendar year.

     All payments made by the Operating Partnership pursuant to subparagraph (b) above shall be deemed a distribution pursuant to Section 731(a) of the Code and not as a guaranteed payment pursuant to Section 707(c) of the Code.

     The provisions of this Section 2 shall supercede any provisions in the Operating Partnership's Partnership Agreement which are contrary hereto.

     All payments or  distributions  not made when due in  accordance  with this
Section 2 shall accrue interest at a rate per annum equal to the prime or base lending rate from time to time announced by Mercantile - Safe Deposit & Trust Company plus 2.5% (the "Interest Rate").

     In the event any payment or distribution pursuant to this Section 2 is not made within 30 days after it becomes due, then all remaining obligations of the Company under this Section 2 shall immediately become due and payable. In the event of any such acceleration, all costs of collection incurred by Executive (including attorneys' fees) shall be borne by the Company.

     3. Business Expenses. The Executive shall, in accordance with the Company's customary policies and procedures, be reimbursed for all business expenses incurred through and including the Separation Date for which the Executive submits appropriate invoices and similar records.

     4. Employee Benefits. The Executive and his eligible dependents are entitled to receive:
     (a) Company-provided health insurance benefits, of a type and nature no less favorable to the Executive than were in effect as of the Separation Date, for the 18-month period beginning on the Separation Date; and

     (b) Company-provided life insurance benefits under the Company's $2 million term life insurance policy on the life of the Executive for the 18-month period beginning on the Separation Date.

     Notwithstanding the foregoing, the Company-provided health and life insurance benefits will terminate prior to the expiration of the 18-month period if the Executive becomes covered by a subsequent employer's health or life insurance program which provides comparable benefits to the Executive and imposes no pre-existing condition exclusion with regard to his coverage or his eligible dependents' coverage. The Executive agrees that he will immediately notify the Company in writing of his obtaining subsequent employment which provides health and welfare benefits during the 18-month period beginning on the Separation Date. Following the 18-month period of Company-provided health insurance benefits described in subparagraph (a) above, the Executive will be entitled to all rights afforded to him under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to purchase continuation coverage of such health insurance benefits for himself and his eligible dependents for the maximum period permitted by law. To the extent required by applicable law, the Executive will be deemed to have elected to exercise his rights under COBRA as of the first day of such 18-month period.

     Notwithstanding anything to the contrary contained herein, the Executive has the right to acquire the $2 million term life insurance policy obtained by the Company on the life of the Executive by (i) notifying the Company in writing of his desire to so purchase such life insurance policy or policies and (ii) tendering to the Company a cashier's check in an amount equal to the interpolated cash surrender value of such life insurance policy or policies together with any unearned portion of any current year premium thereof, both within 60 days of the effective date of such termination.

     (c) The Executive is entitled to receive all vested benefits under the Company's 401(k) plan. No accrual of service time will be possible after the Separation Date for purposes of the Executive's entitlement to any employee benefit, including a pension, 401(k) or profit sharing benefit, long-term disability benefit or vacation pay. The Executive will be eligible for a matching contribution under the Company's 401(k) plan, if the plan so permits, for any elective deferrals made by the Executive on or before the Separation Date. The Company shall, if the plan so permits, allow the Executive to withdraw any vested amount in the Company's 401(k) plan.

     5. Restricted Stock Awards and Stock Options. The Executive acknowledges and agrees that he is not eligible to receive any awards made under Prime's 1999 Long-Term Incentive Program (the "1999 LTIP") and that all rights and benefits of the Executive under the 1999 LTIP shall cease as of the date hereof.

     As of the Separation Date, all of the Executive's options awarded under the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the "Option Plan") will become fully vested, to the extent that any portion of the options are unvested. Exhibit B attached hereto sets forth certain information with respect to the options awarded to Executive under Prime's option and incentive plans.

     6. Executive's Ownership Interests in Related Entities. On the date hereof and in consideration for the payment of $100.00 in cash and the promises and covenants of the Company contained herein, the Executive agrees to execute and deliver to the Company or its designee any and all certificates for shares of capital stock (with appropriate stock powers attached and properly signed) of the Company's subsidiaries and affiliates (other than the Operating Partnership), including, but not limited to, Prime Retail Services, Inc., Prime Retail E-Commerce, Inc. and Prime Retail Furniture, Inc. (all of which are Maryland corporations) (the "Subsidiary Shares"). The Executive further agrees to execute and deliver such other documentation as the Company reasonably requests to effect the assignment of the Subsidiary Shares. For the avoidance of doubt, nothing contained in this Section 6 shall be deemed to require the Executive to transfer or carry any of his equity interests in Prime or the Operating Partnership.

     7. Office and Administrative and Technical Assistance. For the six-month period following the Separation Date, the Company will, at its sole expense, provide the Executive an office on the 15th floor of its Baltimore, Maryland facility with such secretarial assistance as the Executive shall reasonably require. To the extent acceptable to the Executive and the Company, such office facilities and secretarial assistance may also be provided through the outplacement firm retained by Executive pursuant to Section 9 below. The Executive will be permitted to remove from the Company's premises the computer and related equipment currently located in his office and the Executive will be under no obligation to return such equipment. The Executive will also be permitted to retain the home fax machine, the phone number dedicated to such machine and the mobile phone furnished to him by the Company; provided that all costs and expenses related to the ownership, use or service of such items on and after the Separation Date shall be borne solely by the Executive. For the six-month period following the Separation Date, the Executive will receive, at no charge to the Executive, technical assistance from the Company's MIS Department regarding the installation and operation of his computer, whether on the Company's premises or elsewhere. The parties further agree that the value of the equipment retained by the Executive pursuant to this Section 7 shall be the book value thereof as reflected in the accounting records of the Company as of the month end immediately preceding the Separation Date.

     8. Property of the Company. All originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property (excluding the computer, fax and phone equipment described in Section 7 above) of the Company within the Executive's possession or under his control will be returned to the Company on or before the Separation Date. Notwithstanding the foregoing, the Executive also shall be permitted to retain his original rolodex and all awards and similar mementos received by him during his tenure with the Company.

     9. Outplacement Assistance. For the 12-month period following the Separation Date, the Executive will be permitted to utilize the services of a professional outplacement firm of his choice and the Company will pay the reasonable fees associated therewith, up to a maximum of $20,000 (excluding any charge relating to the provision of office and secretarial services of the nature described in Section 7 above).

     10. Legal Fees. The Company shall promptly pay, or reimburse the Executive for, the legal fees and expenses of counsel to the Executive in connection with the preparation, negotiation, execution and delivery of this Agreement, up to a maximum of $5,000, plus expenses.

     11. Coverage under Prime's Directors' and Officers' Liability Insurance Policies. For a period of three years beginning on the Separation Date, Prime shall provide, or cause to be provided, to the Executive, at no charge to the Executive, directors' and officers' liability insurance protection substantially equivalent in kind and scope as that provided by Prime's directors' and officers' liability insurance policies as in effect from time to time.

     12. Accounting and Tax Services. For the three-year period beginning on the Separation Date, the Company will pay any reasonable fees the Executive incurs for professional accounting and tax services rendered to him in connection with his interest in Prime Retail, L.P. to the extent that such fees are in excess of $3,000, which is the average of such fees incurred by the Executive during the 1998 and 1999 calendar years. Without limiting the foregoing, the Company will pay the reasonable fees the Executive incurs for legal, accounting and tax services rendered to him in connection with a Change of Control, as such term is defined in the Combined Agreement, up to a maximum of $15,000 per transaction.

     13. Indemnification Matters. After the Separation Date, Prime shall, to the same extent and on the same terms and conditions provided for in Prime's articles of incorporation and bylaws, in each case as of the date of this Agreement, to the extent consistent with applicable law, indemnify and hold harmless the Executive against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Separation Date), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in the Executive's capacity as an officer or director, in each case occurring on or before the Separation Date; provided, however, that there shall be no indemnification for the Executive in relation to matters as to which the Executive is adjudged to have been guilty of fraud or intentional act of malfeasance, in which event the Executive shall indemnify the Company for any costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys' fees) which may be suffered by the Company in connection therewith.

     The parties agree to reasonably cooperate in the future to the extent that either party is needed by the other as a witness in any litigation and in any transaction matters related to the Executive's departure or other matters arising out of the operations of the Company prior to such termination taking into account each party's other commitments. The Company will reimburse the Executive for any reasonable out-of-pocket expenses he incurs in connection with his compliance with this provision.

     Expenses incurred by the Executive in connection with any claim for indemnification shall be paid by the Company in advance upon the written request of the Executive. At the Company's option and at its sole expense, it may provide legal counsel on behalf of the Executive in the defense of any claim arising out of his employment with the Company; provided, however, that the Executive retains the right to participate in the defense of any such action.

     14. Mutual Release and Waiver. The Executive, on the Executive's behalf as well as on behalf of the Executive's spouse, agents, representatives, heirs, executors, administrators, successors, assigns and anyone claiming through the Executive, hereby forever irrevocably releases, relinquishes and waives all rights that the Executive has had or now has against Prime or the Operating Partnership (including any past, present and future subsidiaries, affiliated entities, officers, directors, partners, shareholders, employee benefit plans, trustees, fiduciaries and agents), whether known or unknown, in any way related to his employment by the Company, or the termination thereof, with respect to any and all actual or potential:

     (a) claims against the Company based on the common law, including, but not limited to, claims of personal injury, emotional and mental distress, injury to personal reputation, defamation (including libel or slander), or termination or denial of employment in contravention of the common law or any federal, state, local or public policy, law or regulation;

     (b) claims against the Company based on any contract, express or implied;

     (c) claims against the Company based upon alleged violation(s) of any statute, regulation or ordinance, whether federal, state or local, based upon any other federal, state or local policy, including but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq., the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; and all other federal, state or local laws touching upon the employment relationship; and

     (d) claims against the Company based upon any theory of alleged equitable entitlement to relief.

     Notwithstanding the foregoing, the Executive does not release Prime or the Operating Partnership from any claims or causes of action against either party arising solely out of the Executive's ownership of any capital stock or partnership interests of Prime or the Operating Partnership.

     The Company, on its behalf and on behalf of its successors and assigns, hereby forever irrevocably releases, relinquishes and waives all rights that the Company has had or now has against the Executive, whether known or unknown, in any way related to his employment by the Company, or the termination thereof.

     The parties hereto understand and agree that the releases set forth herein do not in any affect the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement.

     15. Opportunity to Employ Counsel. The Executive warrants, represents and agrees that he has had sufficient opportunity to secure the services of a privately-retained attorney of his free choice, who is an experienced lawyer familiar with the rights the Executive waives herein; that he understands the terms, obligations and rights he is releasing under this Agreement; that he has had sufficient time to consider this Agreement before signing it; that he knows and understands the rights he is waiving and the terms and consequences of his signature on this Agreement; that he signs this Agreement knowingly, voluntarily, in good faith, with a genuine intent to waive the rights identified herein; and that he has not been subjected to any duress, coercion, fraud, overreaching, exploitation or pressure to sign it. Further, the Executive acknowledges that he has had 21 days within which to consult with an attorney prior to executing this Agreement. The Executive has been given 7 days following the execution of this Agreement (the "Revocation Period") to revoke this Agreement and he understands and acknowledges that the Agreement shall not become final until the Revocation Period has expired.

     The parties hereto further agree that in executing this Agreement, none of the parties is relying or has relied upon any representation or statement made by the another party with respect to the facts involved in this matter, or with regard to another party's rights or asserted rights. Both the Company and the Executive assume the risk of any mistake of fact in connection with the true facts involved in the Executive's employment relationship with the Company and the termination of that employment relationship and with regard to any of the facts which are now unknown to each party.

     16. Restrictive Covenants.
     (a) Non-Competition. Until the first anniversary of the Separation Date or such earlier date as the Company shall be in breach of any material term of this Agreement (the "Restrictive Period"), the Executive shall not, directly or indirectly, in any capacity whatsoever, either on his own behalf or on behalf of any other person or entity with whom he may be employed or associated, compete with the Business (as hereinafter defined) by performing services of the types that the Executive performed during his employment with the Company on behalf of the Group (as herein defined) for himself, or any affiliate of himself or for any competitor of the Group if such competitor engages in the Business within the United States, Puerto Rico and Western Europe (the "Restrictive Geographic Area"). For purposes hereof, "Group" shall mean Prime and the Operating Partnership and any of their respective subsidiaries or affiliates, and the term "Business" means the holding of any interest in, or the development or operation of, (i) any real property within the retail business that is within a ten (10) mile radius of any property owned, operated or being developed by the Company as of the Separation Date or (ii) any real property within the Restrictive Geographic Area at least 25% of the gross leaseable area of which is, or is reasonably expected to be, occupied by tenants of the Company as of the Separation Date. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

     (b) Non-Solicitation During the Restrictive Period, the Executive shall not, directly or indirectly, induce or attempt to persuade any employee or customer, vendor or tenant of the Group, or any such entity which as of the Separation Date the Executive knows is being actively pursued by the Group, to terminate its business relationship with the Group or not proceed with a business relationship with the Group.

     (c) Non-Disclosure of Trade Secrets. During the Restrictive Period and in the Restrictive Geographic Area, the Executive shall not disclose or use any Trade Secret (as hereinafter defined) of the Group, whether such Trade Secret is in the Executive's memory or embodied in writing or other physical form. For purposes hereof, "Trade Secret" means any information that derives independent economic value, actual or potential, with respect to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by the Executive during the course of his employment with the Company, or outside of his employment with the Company, which could have been obtained by him from public sources without the expenditure of significant time, effort, and expense.

     (d) Notice of Subsequent Employment. For purposes of enforcing this Section 16, the Executive agrees that he will immediately notify the Company in writing of his subsequent employment during the Restrictive Period.

     (e) Permitted Activity. Nothing contained in this Section 16 shall limit or restrict the Executive from seeking or discussing an employment, consulting or other business relationship with any third party, including any party engaged in the Business; it being acknowledged and agreed that prior to entering into any such relationship that would violate the terms of this Section 16 Executive must obtain the written consent of the Company. Any request for such a consent shall be furnished in writing in accordance with Section 22 hereof.

     17. Breach of Agreement. In the event of any actual or threatened breach of Sections 1, 8, 14 or 16 of this Agreement, the Executive acknowledges and agrees that the Company may seek to enforce the terms of this Agreement in a court of law or equity and that the remedy at law or equity for any breach will be inadequate. Therefore, the Company shall be entitled, in addition to any other remedy at law or equity, to injunctive relief.

     18. No Admissions. This Agreement results from a mutual decision and does not constitute an admission by Executive, Prime, the Operating Partnership, or any of the other released parties, of any violation of any federal, state or local law, regulation, ordinance or statute or of any employment contract (including the Combined Agreement), whether written or oral.

     19. Amendment or Termination of Agreement. This Agreement may be amended at any time by written agreement between Prime, the Operating Partnership and the Executive. This Agreement shall remain in full force and effect until terminated upon mutual consent of the parties in writing.

     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

     21. Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and the successors and assigns of Prime and the Operating Partnership. If the Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisees, legatees or other designee or, if there be no such designee, to the Executive's estate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment will be a material breach of this Agreement.

     22. Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and if delivered in person or sent by any national overnight delivery service or by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

     (a) if to the Executive, to:

                  Abraham Rosenthal
                  3111 Blendon Road
                  Owings Mills, Maryland  21117

     (b) if to Prime or the Operating Partnership:

                  Prime Retail, Inc.
                  100 East Pratt Street
                  19th Floor
                  Baltimore, Maryland  21202
                  Attn:  General Counsel

                  with a copy to:

                  Mr. Michael W. Reschke
                  Chairman of the Board of Prime Retail, Inc.
                  c/o The Prime Group, Inc.
                  77 West Wacker Drive, Suite 3900
                  Chicago, Illinois  60601

     23. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the conflict of laws provisions of the State of Maryland.

     24. Severability. The Company and the Executive each expressly agree and contract that it is not the intention of any of the parties hereto to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     25. No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver hereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by an authorized officer of Prime. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     26. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

     [Remainder of Page Intentionally Left Blank; Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


EXECUTIVE:                                        PRIME RETAIL, INC.

                                                  By:  /s/ C. Alan Schroder
                                                       -------------------------
/s/Abraham Rosenthal                            Name:  C. Alan Schroeder
-----------------------
  Abraham Rosenthal                            Title:  Executive Vice President,
                                                       General Counsel and
                                                       Secretary



                                                  PRIME RETAIL, L.P.

                                                  By:  Prime Retail, Inc.
                                                 Its:  General Partner

                                                  By: /s/ C. Alan Schroeder
                                                      --------------------------
                                                Name: C. Alan Schroeder
                                               Title: Executive Vice President,
                                                      General Counsel and
                                                      Secretary